EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Tel-Save Holdings, Inc.
New Hope, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Forms S-8, Nos. 333-04479, 333-005923 and 333-42111 and Forms S-3, Nos. 333-14549, 333-23193 and 333-39787
of our reports dated February 5, 1998, relating to the consolidated financial statements and schedule of Tel-Save Holdings, Inc. and subsidiaries, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

We also consent to the reference to us under the caption "Experts" in the Prospectuses.



BDO Seidman, LLP

New York, New York
March 31, 1998